                                                                    EXHIBIT 99.1


                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                      REPORTS SOLID FOURTH QUARTER RESULTS

HOUSTON (January 21, 2002) -- Southwest Bancorporation of Texas, Inc. (Nasdaq:
SWBT), the largest independent bank holding company in Houston, reported net income of $14.0 million for the three months ended December 31, 2001, compared to $9.7 million in the fourth quarter of 2000, an increase of 45 percent. Basic earnings per common share were 42 cents for the 2001 quarter, up from the 30 cents reported in the prior year, and diluted earnings per common share were 41 cents versus 28 cents reported for the fourth quarter of 2000, an increase of 45 percent.

The fourth quarter of 2000 included $4.1 million in pretax merger-related expenses and $462,000 of pretax net losses on sales of securities. Excluding those factors, net income for the fourth quarter of 2000 would have been $13.1 million, or 39 cents per diluted common share. Comparing fourth quarter 2001 against adjusted fourth quarter 2000 results, net income increased 7 percent and diluted earnings per common share increased 5 percent.

"We are pleased with our success in 2001 given the challenging operating environment facing the banking industry, with short-term interest rates dropping an unprecedented 475 basis points over the year and the economy weakening," said Paul B. Murphy, Jr., chief executive officer and president. "For the year, loans grew $248 million, or 10 percent and deposits grew $335 million, an increase of 11 percent. Total noninterest income for the year was $58 million, an increase of 36 percent. Our net interest margin for the year was 4.44 percent, a decrease of 20 basis points from 2000. However, growth in loan volume enabled us to report higher net interest income for the year."

For the year ended December 31, 2001, the company reported net income of $52.7 million, an increase of 21 percent from net income of $43.5 million for the same period in 2000. Earnings per common share for 2001 were $1.60 basic and $1.55 diluted compared to $1.34 basic and $1.29 diluted for 2000, increases of 19 and 20 percent respectively.

Excluding merger-related expenses and net losses on sales of securities, net income for 2000 would have been $46.9 million, or $1.39 per diluted common share. Comparing 2001 against adjusted 2000 results, both net income and diluted earnings per common share increased 12 percent for the year.

Return on average assets was 1.32 percent for the fourth quarter of 2001 and return on average common shareholders' equity was 15.36 percent. This compares to return on average assets of 1.39 percent and return on average common shareholders' equity of 18.52 percent for the corresponding quarter of 2000, after adjusting for merger-related charges and net losses on securities sales. For the year ended December 31, 2001, return on average assets was 1.32 percent and return on average common shareholders' equity was 15.82 percent compared to
1.33 percent and 18.34 percent, respectively, for 2000, after adjusting for merger-related charges and net losses on securities sales. The company's efficiency ratio was 61.05 percent for the three months ended December 31, 2001 compared with 58.95 percent for the fourth quarter of 2000, after adjustment, and 60.60 percent in the third quarter of 2001.

"Southwest Bank of Texas has a relatively small market share in a market that is growing, which gives the company the opportunity to significantly increase market penetration. During 2001, Houston was less affected by the slowdown of the economy than many other parts of the country. In the retail sector, sales increased by 2% for the year. New home sales increased by 16.5% in 2001, the best year on record. And Houston's 1.1 percent job growth in 2001 puts it in the top five cities in the country," said Murphy.

"We will continue to invest in our business, implementing the strategies of the sustainable business model we have developed over the past twelve years," Murphy concluded. "This model focuses on hiring good people, expanding existing product lines, increasing market share, and managing risk. As evidence of the success of that model, we have built downstream correspondent banking relationships from zero to 56 in three years, fee income from treasury management services is up 21 percent from last year, and other fee income continues to grow as we take advantage of cross-selling opportunities."

                               NET INTEREST INCOME

Net interest income for the three months ended December 31, 2001 was $41.9 million, an increase of $1.4 million, or 3 percent, from the same period last year. This increase is attributable to a 15 percent growth in average earning assets, offset in part by a 34 basis point decrease in the net interest margin, compared to the fourth quarter of 2000. For the three months ended December 31, 2001, the net interest margin was 4.37 percent compared to 4.71 percent for the three months ended December 31, 2000. This decrease in the net interest margin is the direct result of the Federal Reserve lowering the federal funds rate 475 basis points since the beginning of 2001.

"We continue to manage our asset and liability pricing to minimize the impact of declining rates, lowering the average cost of interest bearing deposits from
5.09 percent in the fourth quarter of 2000 to 2.57 percent in the fourth quarter of 2001, while continuing to offer competitive rates," continued Murphy. "In addition, some of our loan agreements have interest rate floors so the rates on those loans cannot drop below a specified rate regardless of changes in market rates. Currently, $368 million of loans outstanding have floors in place, which resulted in approximately $500,000 of incremental monthly interest income above what those loans would have contributed without the floors."

                               NONINTEREST INCOME

Noninterest income for the quarter increased 40 percent from the same period last year. This increase results primarily from service charges on deposit accounts, which increased $2.6 million, or 48 percent. Other operating income rose $1.1 million, or 62 percent, primarily related to gains on the sale of loans by our Mitchell Mortgage subsidiary.

Murphy explained, "Mitchell Mortgage had an exceptionally strong year as lower interest rates drove mortgage refinancings as well as originations, generating fee income. While this high level of activity is not sustainable, it is evidence of the success of our strategy of having a balanced portfolio of businesses, where slower growth in one area, currently interest income, is offset by strength in another."

                              NONINTEREST EXPENSES

Noninterest expenses were $35.2 million for the quarter, an increase of 1 percent from the fourth quarter of 2000 (15 percent if merger expenses are deducted from 2000 expenses), and an increase of 4 percent from the third quarter of 2001. The increase reflects the growth of the company, with salaries and employee benefits up $2.6 million, or 15 percent, from the fourth quarter of 2000 and occupancy expense up $642,000, or 12 percent.

                                  ASSET QUALITY

Nonperforming assets decreased $100,000 to $14.2 million, or 0.53 percent of loans and other real estate, at December 31, 2001, from $14.3 million as of September 30, 2001. Nonaccrual loans decreased $1.1 million to $11.0 million from $12.1 million as of September 30, 2001. The allowance for loan losses to total loans held for investment was 1.17 percent at December 31, 2001 and the allowance for loan losses to nonperforming loans was 237.82 percent as of that date.

"We have consistently applied our conservative underwriting policies," said Murphy, "and thus have not seen an increase in nonperforming loans. Nevertheless, the potential for some deterioration in asset quality exists."

                        TOTAL LOANS, ASSETS AND DEPOSITS

Total loans were $2.76 billion at December 31, 2001, an increase of $248 million, or 10 percent, from December 31, 2000, and an increase of $25 million, or 0.9 percent, from September 30, 2001. Total assets were $4.40 billion at December 31, 2001, an increase of $460 million, or 12 percent, from $3.94 billion at December 31, 2000. Deposits increased to $3.43 billion at December 31, 2001, up from $3.09 billion on December 31, 2000, an increase of $335 million, or 11 percent, and an increase of $102 million, or 3 percent, from September 30, 2001.

While net loan growth was less than previous quarters, the bank continues to be successful in winning new business. During the fourth quarter of this year, the bank originated loans and loan commitments of approximately $480 million compared to approximately $299 million for the same period in 2000. Net loan growth, however, presented a different picture, with net loan growth during the fourth quarter of this year totaling $25 million compared to $102 million in net loan growth in the fourth quarter of 2000. Management believes that this lower net loan growth reflects an increased rate of loan repayments as borrowers are taking a more conservative posture in the current economic environment and are selling assets to reduce debt levels. Management further believes that the solid growth in originated loans and loan commitments during the fourth quarter reflects the continued effectiveness of the bank's marketing programs and continued support of the Houston business community.

                             MANAGEMENT DEVELOPMENTS

Southwest Bank of Texas has recently added several senior banking officers to its experienced investment services team. These officers are expected to greatly enhance the investment services division and the bank's potential for fee income growth. "Building the investment services we offer our customers is a part of our long-term strategy," commented Murphy, "and we expect that the strong talent and skills of this division will have a significant impact on the growth of our fee income business." David Farries, who has responsibility for trust and investment operations, will devote his full attention to managing our growing trust, investment and private banking divisions to align these important efforts. Randy Meyer, who has been with Southwest Bank of Texas for three years, will take on the position of chief financial officer. "Randy is a very experienced and talented part of our team. He is well qualified, having 30 years of Houston banking experience and most recently serving as president of Bank of America, Texas N.A.

"Our business model focuses on hiring good people, expanding existing product lines and increasing market share," concluded Murphy. "These additions to our team clearly advance those strategies. Each has established reputations in our community and we anticipate they will be significant contributors to our growth."

In conjunction with the earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Tuesday, January 22, 2002 at 11:30 am Eastern Time with Paul B. Murphy, Jr., chief executive officer and president of Southwest Bank of Texas. The call can be accessed over the Internet at www.videonewswire.com\event.asp?id=2710, or by telephone at 1-800-752-1361 and requesting call number 01100-144.

Southwest Bancorporation of Texas is the largest independent bank holding company headquartered in Houston, Texas. The company focuses on commercial, treasury management, private, retail and mortgage banking services to small and middle-market businesses and individuals. The bank has 32 full-service branches located throughout the Houston metropolitan area.

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: (a) the effects of future economic conditions on the Company and its customers; (b) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (c) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (d) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and (e) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities and technological changes are more difficult or expensive than anticipated. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.


                                      # # #

Media Contact                           Investor Contact
Darren Craig                            John McWhorter, SVP/Controller
Weber Shandwick                         Southwest Bank of Texas
(713) 335-0223                          (713) 235-8808
dcraig@webershandwick.com               johnm@swbanktx.com

SOUTHWEST BANCORPORATION OF TEXAS, INC.
CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                                      4Q-01        4Q-00      % CHANGE    YTD 01       YTD 00
                                                                   -----------  -----------   --------  -----------  -----------
                                                                               ($ in 000's except per share data)
BALANCE SHEET AVERAGES
     Loans held for investment                                     $ 2,656,430  $ 2,361,774      12.5%  $ 2,557,337  $ 2,192,250
     Loans held for sale                                                88,498       93,960      -5.8%       80,358       89,090
     Investment securities                                           1,011,065      877,143      15.3%      902,524      881,379
     Securities purchased under resale agreements                       10,957       38,293     -71.4%       19,961        9,626
     Fed funds sold and other earning assets                            58,719       38,243      53.5%       46,846       43,537
                                                                   -----------  -----------             -----------  -----------
       TOTAL INTEREST-EARNING ASSETS                                 3,825,669    3,409,413      12.2%    3,607,026    3,215,882
     Allowance for loan losses                                         (31,723)     (27,717)     14.5%      (30,528)     (25,326)
     Cash and due from banks                                           187,129      161,211      16.1%      181,453      161,180
     Other assets                                                      234,757      190,208      23.4%      237,792      182,397
                                                                   -----------  -----------             -----------  -----------
       TOTAL ASSETS                                                $ 4,215,832  $ 3,733,115      12.9%  $ 3,995,743  $ 3,534,133
                                                                   ===========  ===========             ===========  ===========

     Noninterest-bearing deposits                                    $ 910,127  $   835,149       9.0%  $   836,366  $   774,111
     Interest-bearing demand deposits                                   33,986       60,197     -43.5%       62,510       58,093
     Savings deposits                                                1,486,203    1,244,638      19.4%    1,395,183    1,159,773
     Time deposits                                                     927,134      921,335       0.6%      901,822      829,047
                                                                   -----------  -----------             -----------  -----------
       Total deposits                                                3,357,450    3,061,319       9.7%    3,195,881    2,821,024
     Fed funds purchased and other interest-bearing liabilities        471,941      351,941      34.1%      435,851      415,029
     Other liabilities                                                  23,793       36,945     -35.6%       29,611       41,168
     Minority interest in consolidated subsidiary                        1,432        1,319       8.6%        1,267        1,319
     Shareholders' equity                                              361,216      281,591      28.3%      333,133      255,593
                                                                   -----------  -----------             -----------  -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 4,215,832  $ 3,733,115      12.9%  $ 3,995,743  $ 3,534,133
                                                                   ===========  ===========             ===========  ===========

INCOME STATEMENT DATA
     Interest and fees on loans                                    $    46,376  $    58,220     -20.3%  $   205,123  $   210,990
     Interest on securities                                             13,607       14,375      -5.3%       53,297       57,755
     Interest on fed funds sold and other earning assets                   481        1,487     -67.7%        2,727        3,421
                                                                   -----------  -----------             -----------  -----------
       TOTAL INTEREST INCOME                                            60,464       74,082     -18.4%      261,147      272,166
                                                                   -----------  -----------             -----------  -----------
     Interest on deposits                                               15,871       28,439     -44.2%       85,834       98,688
     Interest on fed funds purchased and other borrowings                2,647        5,089     -48.0%       15,324       22,974
                                                                   -----------  -----------             -----------  -----------
       TOTAL INTEREST EXPENSE                                           18,518       33,528     -44.8%      101,158      121,662
                                                                   -----------  -----------             -----------  -----------
       NET INTEREST INCOME                                              41,946       40,554       3.4%      159,989      150,504
     Provision for loan losses                                           2,000        1,805      10.8%        7,500        7,053
                                                                   -----------  -----------             -----------  -----------
       NET INTEREST INCOME AFTER PROVISION                              39,946       38,749       3.1%      152,489      143,451
                                                                   -----------  -----------             -----------  -----------
     Service charges on deposit accounts                                 8,089        5,450      48.4%       27,653       20,765
     Investment services                                                 1,803        1,689       6.7%        7,244        6,017
     Other fee income                                                    3,104        2,876       7.9%       11,206        9,719
     Other operating income                                              2,749        1,699      61.8%       12,041        6,859
     Gains/(losses) on sales of securities                                 (19)        (462)     95.9%           14         (467)
                                                                   -----------  -----------             -----------  -----------
       TOTAL NONINTEREST INCOME                                         15,726       11,252      39.8%       58,158       42,893
                                                                   -----------  -----------             -----------  -----------
     Salaries and benefits                                              20,300       17,652      15.0%       78,049       67,060
     Occupancy expenses                                                  5,838        5,196      12.4%       21,532       18,021
     Merger-related expenses and other charges                              --        4,122    -100.0%           --        4,122
     Other expenses                                                      9,082        7,892      15.1%       33,580       30,954
                                                                   -----------  -----------             -----------  -----------
       TOTAL NONINTEREST EXPENSES                                       35,220       34,862       1.0%      133,161      120,157
                                                                   -----------  -----------             -----------  -----------
       INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                 20,452       15,139      35.1%       77,486       66,187
     Provision for income taxes                                          6,451        5,459      18.2%       24,745       22,607
     Minority interest                                                      15           16      -6.3%           24          119
                                                                   -----------  -----------             -----------  -----------
       NET INCOME                                                  $    13,986  $     9,664 (1)  44.7%  $    52,717  $    43,461 (2)
                                                                   ===========  ===========             ===========  ===========
       BASIC EARNINGS PER COMMON SHARE                             $      0.42  $      0.30      43.6%  $      1.60  $      1.34
                                                                   ===========  ===========             ===========  ===========
       DILUTED EARNINGS PER COMMON SHARE                           $      0.41  $      0.28      45.0%  $      1.55  $      1.29
                                                                   ===========  ===========             ===========  ===========

       PERIOD END # OF SHARES OUTSTANDING                               32,924       32,705       0.7%       32,924       32,705
       WEIGHTED AVG # OF SHARES OUTSTANDING (INCL CSE'S)                33,983       34,042      -0.2%       34,076       33,629

(1) Excluding merger-related expenses and net losses on the sales of securities, net income available to common shareholders would have been $13,108 or $0.39 per diluted common share for the quarter ended
    December 31, 2000.
(2) Excluding merger-related expenses and net losses on the sales of securities, net income available to common shareholders would have been $46,888 or $1.39 per diluted common share for the year ended December 31, 2000.

                                                                         4Q-01         4Q-00       % CHANGE    YTD 01    YTD 00
                                                                      ----------    ----------     --------   --------  --------
                                                                                    ($ in 000's except per share data)
NONPERFORMING ASSETS
     Nonaccrual loans                                                 $   11,020    $    8,345       32.1%
     Accruing loans 90 or more days past due                               2,179         1,107       96.8%
     ORE and OLRA                                                          1,037           454      128.4%
                                                                      ----------    ----------
       Total nonperforming assets                                     $   14,236    $    9,906       43.7%
                                                                      ==========    ==========

CHANGES IN ALLOWANCE FOR LOAN LOSSES
     Allowance for loan losses - beginning of period                  $   31,142    $   26,778       16.3%    $ 28,150  $ 22,436
     Provision for loan losses                                             2,000         1,805       10.8%       7,500     7,053
     Charge-offs                                                          (1,801)         (781)     130.6%      (5,030)   (2,093)
     Recoveries                                                               49           348      -85.9%         770       754
                                                                      ----------    ----------                --------  --------
     Allowance for loan losses - end of period                        $   31,390    $   28,150       11.5%    $ 31,390  $ 28,150
                                                                      ==========    ==========                ========  ========

RATIOS
     Return on average assets                                               1.32%         1.03% (3)              1.32%     1.23% (4)
     Return on average common shareholders' equity                         15.36%        13.65% (3)             15.82%    17.00% (4)
     Leverage ratio                                                         8.43%         8.00%
     Yield on earning assets                                                6.27%         8.64%                  7.24%     8.46%
     Cost of funds with demand accounts                                     1.92%         3.91%                  2.79%     3.76%
     Net interest margin                                                    4.37%         4.71%                  4.44%     4.64%
     Efficiency ratio                                                      61.05%        66.70% (3)             61.05%    61.98% (4)
     Noninterest expense to average earning assets                          3.65%         4.07% (3)              3.69%     3.74% (4)
     Nonperforming assets to loans and other real estate                    0.53%         0.41%
     Net charge-offs(recoveries) to average loans                           0.26%         0.07%                  0.17%     0.06%
     Allowance for loan losses to total loans                               1.17%         1.16%
     Allowance for loan losses to nonperforming loans                     237.82%       297.82%

COMMON STOCK PERFORMANCE
     Market value of stock - Close                                    $   31.210    $   42.938                $ 31.210  $ 42.938
     Market value of stock - High                                     $   31.270    $   45.625                $ 45.563  $ 45.625
     Market value of stock - Low                                      $   24.030    $   29.938                $ 24.030  $ 14.875
     Book value of stock                                              $    10.99    $     9.12                $  10.99    $ 9.12
     Market/book value of stock                                             284%          471%                    284%      471%
     Price/12 month trailing earnings ratio                                   20            33                      20        33

OTHER DATA
     EOP Employees                                                         1,376         1,313        4.8%


PERIOD END BALANCES                                                         ($ in 000's )
     Loans held for investment                                        $2,672,458    $2,425,498       10.2%
     Loans held for sale                                                  87,024        85,939        1.3%
     Investment securities                                             1,068,315       852,924       25.3%
     Securities purchased under resale agreements                         66,000        55,000       20.0%
     Fed funds sold and other earning assets                               6,633        24,341      -72.7%
                                                                      ----------    ----------
       TOTAL EARNING ASSETS                                            3,900,430     3,443,702       13.3%
     Allowance for loan losses                                           (31,390)      (28,150)      11.5%
     Cash and due from banks                                             272,823       331,965      -17.8%
     Other assets                                                        258,785       192,825       34.2%
                                                                      ----------    ----------
       TOTAL ASSETS                                                   $4,400,648    $3,940,342       11.7%
                                                                      ==========    ==========

     Noninterest-bearing demand deposits                              $  987,752    $  892,296       10.7%
     Interest-bearing demand deposits                                     38,373        62,773      -38.9%
     Savings deposits                                                  1,490,033     1,231,523       21.0%
     Time deposits                                                       912,475       907,278        0.6%
                                                                      -----------   ----------
       Total deposits                                                  3,428,633     3,093,870       10.8%
     Fed funds purchased and other interest-bearing liabilities          587,979       517,761       13.6%
     Other liabilities                                                    20,894        29,273      -28.6%
     Minority interest in consolidated subsidiary                          1,408         1,313        7.2%
     Shareholders' equity                                                361,734       298,125       21.3%
                                                                      ----------    ----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $4,400,648    $3,940,342       11.7%
                                                                      ==========    ==========

(3) Excluding merger-related expenses and net losses on sales of securities ROA, ROE, Efficiency ratio and NIE to average earning assets would have been 1.39%, 18.52%, 58.95% and 3.58%, respectively, for the quarter ended December 31, 2000.
(4) Excluding merger-related expenses and net losses on sales of securities ROA, ROE, Efficiency ratio and NIE to average earning assets would have been 1.33%, 18.34%, 60.00% and 3.62%, respectively, for the year ended December 31, 2000.